Exhibit 10.36

Dear Carter:

We are pleased to extend you an offer to join IMPATH Inc. (“IMPATH” or the “Company”) as Chairman of the Board and Chief Executive Officer. You will be paid a base salary of $500,000 per year. Your annual bonus, if any, will be as determined in the sole discretion of the Compensation Committee of the Board of Directors. In addition, you will be granted options to purchase shares of common stock of the Company, to be issued under and in accordance with the Company’s Long Term Incentive Plan(s), at such times and in such amounts as shall be determined by the Compensation Committee. Such determination shall include your eligibility for any future option grants.

Your date of hire will be February 11, 2003. You will be an exempt employee as defined by the Fair Labor Standards Act and will report directly to the Board of Directors of the Company. You shall devote such time, attention, knowledge, energy and skills, during normal working hours, and at such other times, as your duties may reasonably require, in connection with your employment. You shall serve the Company faithfully, conscientiously and to the best of your ability and shall promote the interests and reputation of the Company.

This letter does not constitute a guarantee of employment and your employment will continue to be “at-will” such that either party can terminate the employment relationship with or without cause (as defined below), and at any time.

This letter constitutes the entire understanding between you and IMPATH regarding your employment and may not be modified except in writing signed by you and the Company.

We are extremely pleased at the prospect of your employment at IMPATH as Chairman of the Board and Chief Executive Officer and we look forward to working with you in that capacity. If you have any questions, feel free to call me.

Sincerely,

The Compensation Committee of the Board of Directors:

        George S. Frazza
        Marcel Rozencweig, M.D.

By: / Richard C. Rosenzweig
       ——————————————
       Richard C. Rosenzweig
       Secretary and General Counsel

/s/ Carter H. Eckert —————————————— Carter H. Eckert

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